                                                             FILE NO. 333-101733
                                                      FILED UNDER RULE 424(b)(3)



                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 10, 2003

                          UNIVERSAL DISPLAY CORPORATION

                       -----------------------------------

         This prospectus supplement supplements the prospectus dated January 10, 2003, relating to the resale of up to 2,020,500 shares of our common stock, par value $.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-101733).

         No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

         Since the date of the prospectus, Sidney D. Rosenblatt, a selling shareholder named in the "Selling Shareholders" table in the prospectus, has transferred warrants to purchase an aggregate of 25,000 shares of our common stock to Lois and Raymond Beamesderfer, Michael and Susan Murphy and Helen Tallman (each, a "Transferee"), none of whom were named as a selling shareholder in the prospectus. The Transferees have requested that they be included as selling shareholders in the prospectus. Accordingly, the "Selling Shareholders" table of the prospectus is supplemented by the information in the table below to include the Transferees with respect to the shares that were transferred to them, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                                                             Maximum           Beneficial Ownership
                                    Number of Shares        Number of         After Resale of Shares
            Name of                Beneficially Owned     Shares Being      Number of
      Selling Shareholder          Before Offering(1)        Offered         Shares            Percent
      -------------------          ------------------        -------         ------            -------
 Lois and Raymond Beamesderfer          10,000               10,000            0                  0
 Michael and Susan Murphy               10,000               10,000            0                  0
 Helen Tallman                          5,000                5,000             0                  0

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(1) Consists of shares of common stock that may be acquired immediately upon exercise of warrants.

                                October 14, 2003